Exhibit 4.81

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of August 1, 2008, is entered into by and between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the “Company”), XM SATELLITE RADIO INC., a Delaware corporation (“XM Inc.”), and J.P. MORGAN SECURITIES INC., MORGAN STANLEY & CO. INCORPORATED and UBS SECURITIES LLC (together, the “Initial Purchasers”).

This Agreement is made pursuant to the Purchase Agreement, dated as of July 28, 2008, among the Company, XM Inc., the guarantors listed on the signature pages thereto and the Initial Purchasers (the “Purchase Agreement”), which provides for the sale by XM Inc. to the Initial Purchasers of $550,000,000 aggregate principal amount of 7.00% Exchangeable Senior Subordinated Notes due 2014 of XM Inc. (the “Securities”). The Securities will be issued pursuant to the Indenture, dated as of the date hereof (the “Indenture”), between XM Inc., the Company, the guarantors listed on the signature pages thereto and The Bank of New York Mellon, as trustee (the “Trustee”) and will be exchangeable into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at the exchange rates set forth in the Indenture.

In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Company has agreed to provide to the Initial Purchasers and their direct and indirect transferees the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions.

As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended from time to time.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Closing Date” shall mean the Issue Date, as defined in the Indenture.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Holder” shall mean the Initial Purchasers, for so long as they own any Registrable Securities, and each of their successors, assigns and direct and indirect transferees who become record owners of Registrable Securities under the Indenture.

“Majority Holders” shall mean the Holders of a majority of the aggregate principal amount of outstanding Registrable Securities; provided that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by XM Inc., the Company or any of their respective affiliates (as such term is defined in Rule 405 under the 1933 Act) (other than the Initial Purchasers or subsequent Holders of Registrable Securities if such subsequent holders are deemed to be such affiliates solely by reason of their holding of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage or amount.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Shelf Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement, and by all other amendments and supplements to such prospectus, and in each case including all material incorporated by reference therein and all documents filed after the date of such prospectus by the Company under the 1934 Act and incorporated by reference therein.

“Registrable Securities” shall mean all or any portion of the shares of Common Stock issuable in exchange for the Securities except any such shares of Common Stock which cease to be outstanding or (i) have been sold or otherwise transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144 under the 1933 Act under circumstances in which any legend born by the Common Stock relating to restrictions on transferability thereof is removed or (iii) are eligible to be sold pursuant to Rule 144 under the 1933 Act or any successor provision without any volume or manner of sale restriction by a person who has not been an affiliate of the Company during the 90 day period preceding such sale.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by XM Inc. or the Company with this Agreement, including without limitation: (i) all SEC, stock exchange or Financial Industry Regulatory Authority, Inc. registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the Registrable Securities), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Shelf Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) all fees and disbursements relating to the qualification of the Indenture under applicable securities laws, (vi) the fees and disbursements of the Trustee and its counsel, (vii) the fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Majority Holders and which counsel may also be counsel for the Initial Purchasers) and (viii) the fees and disbursements of the independent public accountants of the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, but excluding fees and expenses of counsel to the underwriters (other than fees and expenses set forth in clause (ii) above) or the Holders and underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“SEC” shall mean the Securities and Exchange Commission.

“Shelf Registration” shall mean a registration effected pursuant to Section 2(a) hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Company filed under the 1933 Act pursuant to the provisions of Section 2(a) of this Agreement which covers the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities on an appropriate form under Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all exhibits and all material incorporated by reference therein. For the avoidance of doubt, “Shelf Registration Statement” shall include any previously filed registration statement of the Company that is amended so as to satisfy the foregoing.

“Trustee” shall mean the trustee with respect to the Securities under the Indenture.

“Underwritten Registration” or “Underwritten Offering” shall mean a registration in which Registrable Securities are sold to an Underwriter for reoffering to the public.

2. Registration Under the 1933 Act.

(a) The Company shall cause to be filed as soon as practicable, but in no event later than 90 days after the Closing Date, a Shelf Registration Statement (which shall be an “automatic” Shelf Registration Statement if the Company is qualified to use an “automatic shelf registration statement,” as such term is defined under Rule 405 of the 1933 Act, at the time of filing or an amendment to a previously filed registration statement that causes such previously filed registration statement to qualify as a Shelf Registration Statement) or a prospectus supplement in relation to an existing Shelf Registration Statement providing for the resale by the Holders of the Registrable Securities and, unless such Shelf Registration Statement or amendment becomes effective automatically, use commercially reasonable efforts to cause such Shelf Registration Statement or amendment to be declared effective by the SEC as soon as practicable, but in any event no later than 180 days after the Closing Date; provided, however, that no Holder shall be entitled to be named as a selling securityholder in the Prospectus forming a part of a Shelf Registration Statement for resales of Registrable Securities unless such Holder has returned a signed Notice and Questionnaire to the Company, together with any additional information the Company may request, in accordance with Section 3 of this Agreement. Subject to the provisions of Section 4 of this Agreement, the Company agrees to use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until such time as there are no Registrable Securities outstanding. The Company further agrees to supplement or amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the 1933 Act or by any other rules and regulations thereunder for shelf registration and shall cause any such amendment to become effective and such Shelf Registration Statement to become usable as soon as thereafter practicable. As promptly as practicable but in any event within 20 business days after receipt of a completed Notice and Questionnaire in the form attached as Exhibit A to the offering memorandum dated July 28, 2008, with respect to the Securities (the “Notice and Questionnaire”) from any Holder, together with any other information as may be reasonably requested by the Company from such Holder, the Company shall file such amendments to the Shelf Registration Statement or supplements to the related Prospectus as are necessary to permit the Holder to deliver the Prospectus to purchasers of Registrable Securities (subject to the Company’s right to suspend the use of the Shelf Registration Statement or the Prospectus, as set forth in Section 4 of this Agreement), provided that the Company shall not be obligated to make more than one filing, be it an amendment or supplement, in any three-month period. The Company agrees to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

(b) XM Inc. shall pay all Registration Expenses in connection with the registration pursuant to Section 2(a). Each Holder shall pay all underwriting discounts or commissions or agents’ commissions as well as transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.

(c) A Shelf Registration Statement pursuant to Section 2(a) hereof will not be deemed to have become effective unless it has been declared effective by the SEC or it becomes automatically effective; provided, however, that if, after a Shelf Registration Statement has been declared effective or becomes automatically effective, the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective during the period of such interference until the offering of Registrable Securities pursuant to such Shelf Registration Statement may legally resume.

(d) In the event (x) the Shelf Registration Statement is not filed on or prior to the 90th day following the Closing Date, (y) the Shelf Registration Statement is not declared effective by the SEC or does not become automatically effective on or prior to the 180th day following the Issue Date, or (z) subject to Section 4 hereof, if the Shelf Registration Statement is not continuously effective for the period required by Section 2(a) hereof (each, a “Registration Default”), XM Inc. agrees to pay additional interest (“Additional Interest”) to the holders of the outstanding Securities, from and including the day such Registration Default occurs until, but not including, the day such Registration Default is cured, at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Securities then outstanding, from the day of such Registration Default to and including the 90th day following such Registration Default and one-half of one percent (0.50%) of the principal amount thereof from and after the 91st day following such Registration Default until such Registration Default is cured. Notwithstanding the foregoing, no Additional Interest shall accrue during the period in which the Company is entitled to suspend the use of the Shelf Registration as set forth in Section 4 of this Agreement. In no event shall XM Inc. or the Company be required to pay Additional Interest in excess of one-half of one percent (0.50%) in the aggregate, regardless of whether one or multiple Registration Defaults exist.

(e) Any amounts to be paid as the Additional Interest pursuant to this Agreement shall be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date (as defined in the Indenture), as applicable, following the date of such Registration Default.

(f) Without limiting the remedies available to the Initial Purchasers and the Holders, the Company and XM Inc. acknowledge that any failure by the Company or XM Inc. to comply with their respective obligations under Section 2 hereof may result in material irreparable injury to the Initial Purchasers or the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Initial Purchasers or any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations under Section 2 hereof.

(g) The Company shall be deemed not to have used its commercially reasonable efforts to keep the Shelf Registration Statement effective during the requisite period if the Company or XM Inc. voluntarily takes any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any of such Registrable Securities during that period, unless such action is (A) required by applicable law and the Company thereafter promptly complies with the requirements of Section 3 below or (B) permitted pursuant to Section 4 below.

3. Registration Procedures.

In connection with the Shelf Registration Statement, the Company shall:

(a)(i) to the extent that it does not have on file an effective shelf registration statement that may be used for resales of the Company’s Common Stock, prepare and file with the SEC the Shelf Registration Statement on the appropriate form under the 1933 Act, which form shall be selected by the Company, shall be available for the sale of the Registrable Securities by the selling Holders thereof and shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and (ii) cause such Registration Statement to become effective and remain effective in accordance with Section 2 hereof;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Registration Statement effective (subject to the provisions of Section 4 of this Agreement) for the applicable period and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the 1933 Act;

(c) unless such document is available on the Electronic Data Gathering Analysis and Retrieval system of the SEC (“EDGAR”), furnish to each Holder of Registrable Securities, to counsel for the Initial Purchasers, to counsel for the Holders and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of a copy of the Shelf Registration Statement initially filed with the SEC, and, prior to the filing thereof with the SEC, copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein, and such other documents as such Holder or Underwriter may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities; and the Company consents to the use of such Prospectus and any amendment or supplement thereto in accordance with applicable law by each of the selling Holders of Registrable Securities and any such Underwriters in connection with the offering and sale of the Registrable Securities covered by and in the manner described in such Prospectus or any amendment or supplement thereto in accordance with applicable law;

(d) use commercially reasonable efforts to register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Shelf Registration Statement shall reasonably request in writing by the time the applicable Shelf Registration Statement is declared effective by the SEC, to cooperate with such Holders in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) file any general consent to service of process or (iii) subject itself to taxation in any such jurisdiction if it is not so subject;

(e) notify each Holder of Notes or any Registrable Securities, counsel for the Majority Holders (if any has been selected and if the Company has been notified of such selection in writing) and counsel for the Initial Purchasers promptly and, if requested by any such Holder or counsel, confirm such advice in writing (i) when a Shelf Registration Statement has been filed with the SEC and become effective and when any post-effective amendment thereto has been filed and becomes effective, (ii) of any request by the SEC or any state securities authority for amendments and supplements to a Shelf Registration Statement or for additional information after the Shelf Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, (iv) of the happening of any event during the period the Shelf Registration Statement is effective which makes any statement made in such Shelf Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Shelf Registration Statement or Prospectus in order to make the statements therein not misleading and (v) of any determination by the Company that a post-effective amendment to the Shelf Registration Statement would be appropriate;

(f) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment and provide prompt notice to each Holder of the withdrawal of any such order;

(g) if such Holder so requests in writing, furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Shelf Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless reasonably requested);

(h) prior to the 10th business day before the effectiveness of the Shelf Registration Statement, or, if an existing shelf registration statement is being used, the 10th business day prior to the filing of the initial prospectus supplement relating to the Sirius common stock underlying the Notes, deliver the Notice and Questionnaire to the Holders of Registrable Securities, it being understood and agreed that no Holder shall be entitled to be named as a selling securityholder in the Shelf Registration Statement, and no Holder shall be entitled to use the Prospectus forming a part thereof for resales of Registrable Securities at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein and provided any other information reasonably requested by the Company;

(i) unless the Registrable Securities are in book-entry or global certificate only form, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations (consistent with the provisions of the Indenture) and registered in such names as the selling Holders may reasonably request at least one business day prior to the closing of any sale of Registrable Securities;

(j) upon the occurrence of any event contemplated by Section 3(e)(v) hereof, use its commercially reasonable efforts to prepare and file with the SEC a supplement or post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and to notify (it being understood and agreed that no such notice or any notice under Section 3(e)(v) shall include any material non-public information with respect to the relevant event) the Holders to suspend use of the Prospectus as promptly as practicable after the occurrence of such an event, and the Holders hereby agree to suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and the Company shall promptly provide notice of any such amendment or supplement; provided, however, that the Company shall not be required to take any action pursuant to this Section 3(j) during any existing Suspension Period pursuant to Section 4 below;

(k) a reasonable time prior to the filing of any Shelf Registration Statement, any Prospectus, any amendment to a Shelf Registration Statement or any amendment or supplement to a Prospectus, provide copies of such document to the Initial Purchasers and their counsel and shall not at any time file or make any amendment to the Registration Statement, any Prospectus or any amendment of or supplement to a Registration Statement or a Prospectus, of which the Initial Purchasers and their counsel shall not have previously been advised and furnished a copy or to which the Initial Purchasers or their counsel or the Holders or their counsel shall reasonably object;

(l) make available for inspection by a representative of the Majority Holders of the Registrable Securities, any Underwriter participating in any disposition pursuant to such Shelf Registration Statement, and attorneys and accountants designated by the Majority Holders, at reasonable times during normal business hours and in a reasonable manner, all financial and other records, pertinent documents and properties of the Company, and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, Underwriter, attorneys or accountants in connection with a Shelf Registration Statement;

(m) cause the Common Stock issuable upon exchange of the Securities to be listed on the The NASDAQ Global Select Market or other stock exchange or trading system on which the Common Stock primarily trades;

(n) to make generally available to its securityholders as soon as practicable, but in any event not later than eighteen months after (i) the effective date (as defined in Rule 158(c) under the 1933 Act) of the Shelf Registration Statement, (ii) the effective date of each post-effective amendment to the Shelf Registration Statement, and (iii) the date of each filing by the Company with the SEC of an Annual Report on Form 10-K that is incorporated by reference in the Shelf Registration Statement, an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the 1933 Act and the rules and regulations of the SEC thereunder (including, at the option of the Company, Rule 158);

(o) subject to Section 4 of this Agreement, if reasonably requested by any Holder of Registrable Securities covered by a Registration Statement, provided, that such Holder has completed a Notice and Questionnaire and provided such additional information as may be reasonably requested by the Company, (i) as promptly as practicable, but no later than 20 business days, incorporate in a Prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests to be included therein; and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as the Company has received notification of the matters to be incorporated in such filing; provided that the Company shall not be obligated to make more than one filing, be it as amendment or supplement, during any three-month period; and

(p) enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Holders of a majority of the Registrable Securities being sold) in order to expedite or facilitate the disposition of such Registrable Securities including, but not limited to, an Underwritten Offering and in such connection, (i) to the extent possible, make such representations and warranties to the Holders and any Underwriters of such Registrable Securities with respect to the business of the Company, XM Inc. and their respective subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested, (ii) obtain customary opinions of counsel to the Company (which counsel and opinions, in form, scope and substance, shall be reasonably satisfactory to the Holders and such Underwriters and their respective counsel) addressed to each selling Holder and Underwriter of Registrable Securities, covering the matters customarily covered in opinions requested in underwritten offerings, (iii) obtain customary “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other certified public accountant of any subsidiary of the Company including, but not limited to, XM Inc., or of any business acquired by the Company for which financial statements and financial data are or are required to be included in the Registration Statement) addressed to each selling Holder and Underwriter of Registrable Securities, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings, and (iv) deliver customary documents and certificates as may be reasonably requested by the Holders of a majority in principal amount of the Registrable Securities being sold or the Underwriters, and which are customarily delivered in underwritten offerings, to evidence the continued validity of the representations and warranties of the Company made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in an underwriting agreement.

The Holders of Registrable Securities covered by a Shelf Registration Statement who desire to do so may sell such Registrable Securities in an Underwritten Offering, subject to the prior written approval of the Company. In any such Underwritten Offering, the investment banker or investment bankers and manager or managers (the “Underwriters”) that will administer the offering will be selected by the Majority Holders of the Registrable Securities included in such offering and approved by the Company.

4. Suspension of Shelf Registration Statement. The Company may suspend the effectiveness of the Shelf Registration Statement or the use of the Prospectus without incurring any obligation to pay Additional Interest for a period not to exceed 60 consecutive days or 120 days in the aggregate in any 12 month period if the Company shall have determined in good faith that because of valid business reasons (not including avoidance of the Company’s obligations hereunder), including the acquisition or divestiture of assets, pending corporate developments and similar events, public filings with the SEC and similar events, it is in the best interests of the Company to suspend such effectiveness or use, as applicable, and prior to suspending such use the Company provides the Holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension and shall not include any material non-public information; provided, however, that no such suspension of the effectiveness of the Shelf Registration Statement or use of the Prospectus shall be permitted during the six month period preceding or after the stated maturity date of the Securities.

5. Indemnification and Contribution.

(a) XM Inc. and the Company, jointly and severally, agree to indemnify and hold harmless the Initial Purchasers, each Holder and each Person, if any, who controls any Initial Purchaser or any Holder within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, or is under common control with, or is controlled by, any Initial Purchaser or any Holder, from and against all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by the Initial Purchasers, any Holder or any such controlling or affiliated Person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the 1933 Act, including all documents incorporated therein by reference, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or caused by any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchasers or any Holder furnished to the Company in writing through the Initial Purchasers or any selling Holder expressly for use therein.

(b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, XM Inc., the Initial Purchasers and the other selling Holders, and each of their respective directors, officers who sign the Registration Statement and each Person, if any, who controls the Company, XM Inc., any Initial Purchasers and any other selling Holder within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Company and XM Inc., to the Initial Purchasers and the Holders, but only with reference to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in any Shelf Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either paragraph (a) or paragraph (b) above, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Initial Purchasers and all Persons, if any, who control any Initial Purchasers within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, (b) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each Person, if any, who controls the Company or XM Inc. within the meaning of either such Section and (c) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Holders and all Persons, if any, who control any Holders within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In such case involving the Initial Purchasers and Persons who control the Initial Purchasers, such firm shall be designated in writing by the Initial Purchasers. In such case involving the Holders and such Persons who control Holders, such firm shall be designated in writing by the Majority Holders. In all other cases, such firm shall be designated by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in paragraph (a) or paragraph (b) of this Section 5 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and XM Inc. on one hand and the Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or XM Inc. or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holders’ respective obligations to contribute pursuant to this Section 5(d) are several in proportion to the respective principal amount of Registrable Securities of such Holder that were registered pursuant to a Registration Statement.

(e) The Company, XM Inc. and each Holder agree that it would not be just or equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, no Holder shall be required to indemnify or contribute any amount in excess of the amount by which the total price at which Registrable Securities were sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

The indemnity and contribution provisions contained in this Section 5 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchasers, any Holder or any Person controlling any Initial Purchaser or any Holder, or by or on behalf of the Company, its officers or directors or any Person controlling the Company and (iii) any sale of Registrable Securities pursuant to a Shelf Registration Statement.

6. Miscellaneous.

(a) No Inconsistent Agreements. Neither the Company nor XM Inc. has entered into, and on or after the date of this Agreement neither of them will enter into, any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s or XM Inc.’s other issued and outstanding securities under any such agreements.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or consent; provided, however, that no amendment, modification, supplement, waiver or consent to any departure from the provisions of Section 5 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(c), which address initially is, with respect to the Initial Purchasers, the address set forth in the Purchase Agreement; and (ii) if to the Company or XM Inc., initially at the Company’s address set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 6(c).

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if by facsimile; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands, or other communications shall be concurrently delivered by the Person giving the same to the Trustee, at the address specified in the Indenture.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof. The Initial Purchasers (in their capacity as Initial Purchasers) shall have no liability or obligation to the Company or XM Inc. with respect to any failure by a Holder to comply with, or any breach by any Holder of, any of the obligations of such Holder under this Agreement.

(e) Removal of Legends, etc. The Company agrees to effectuate the removal of any legends restricting transfer of the Common Stock issued upon exchange of the Securities when such Common Stock is transferable pursuant to Rule 144 (or any equivalent or successor provision) under the 1933 Act by a person who has not been an affiliate (as such term is defined under Rule 405 of the 1933 Act) of the Company for the preceding 90 days.

(f) Third Party Beneficiary. The Holders shall be third party beneficiaries to the agreements made hereunder between the Company and XM Inc., on the one hand, and the Initial Purchasers, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIRIUS SATELLITE RADIO INC.

By	/s/ Patrick Donnelley
Name:	Patrick Donnelley
Title:	Executive Vice President and General Counsel and Secretary

XM SATELLITE RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

Confirmed and accepted as of the date first above written:

J.P. MORGAN SECURITIES INC.

By	/s/ Michael O’Donovan
Name:	Michael O’Donovan
Title:	Managing Director

MORGAN STANLEY & CO. INCORPORATED

By	/s/ John Tyree
Name:	John Tyree
Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ Omar Jaffrey
Name:	Omar Jaffrey
Title:	Managing Director

By:	/s/ Yuri Brodsky
Name:	Yuri Brodsky
Title:	Executive Director

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